Exhibit 12

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                      COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES

                                         Three months ended             Nine months ended
                                               June 30                       June 30
  (in thousands)                         2002           2001           2002           2001
-----------------------------------------------------------------------------------------------
  Income before taxes                $168,711       $157,505       $486,730       $527,437
  Add fixed charges:
    Interest expense - excluding
     interest on deposits               4,572          3,798         14,247         14,384
    Interest expense - deposits         2,405          5,413          7,599          6,609
    Interest factor on rent             4,986          5,837         14,919         14,871
                                   ------------------------------------------------------------
  Total fixed charges                 $11,963        $15,048        $36,765        $35,864
                                   ------------------------------------------------------------

  Earnings before fixed charges
    and taxes on income              $180,674       $172,553       $523,495       $563,301
                                   ============================================================

  Ratio of earnings to fixed charges
    - including interest on deposits     15.1           11.5           14.2           15.7

  Ratio of earnings to fixed charges
    - excluding interest on deposits     18.7           17.3           17.7           19.0



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